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PRESS RELEASE                                                 SEPTEMBER 27, 1999


TOSLI ACQUISITION B.V. EXTENDS TENDER OFFER FOR COMPANIA BOLIVIANA de ENERGIA ELECTRICA S.A. - BOLIVIAN POWER COMPANY LIMITED'S STOCK TO OCTOBER 25, 1999


New York, New York - September 27, 1999. Today, Compania Boliviana de Energia Electrica S.A. - Bolivian Power Company Limited (the "Company") announced that the tender offer of Tosli Acquisition B.V. ("Tosli") for all outstanding shares of the Company's common stock has been extended until 12:00 Midnight, New York City time, on Monday, October 25, 1999.

According to Tosli and the Company, the tender offer has been extended to provide the shareholders additional time to tender their shares. In addition, supplemental information will be promptly forwarded to the shareholders of the Company when it becomes available.

Tosli's tender offer was scheduled to expire at Midnight, New York City time, on Friday, September 24, 1999. According to the Company's Form 10-Q for the period ended June 30, 1999, as of August 11, 1999, 4,202,575 shares were issued and outstanding, and 9,700 shares were reserved for issuance pursuant to employee stock options. The Depositary for the offer, U.S. Bank Trust National Association, has advised Tosli that 38,670 outstanding shares of the Company have been tendered as of the close of business on Thursday, September 23, 1999.


For more information, reporters may contact the Information Agent:

                            MACKENZIE PARTNERS, INC.
                                 156 5th Avenue
                            New York, New York 10010
                                 (800) 322-2885